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                                                                    EXHIBIT 11.1

DYNAMEX INC. AND SUBSIDIARIES
CALCULATION OF NET INCOME (LOSS) PER COMMON SHARE
(In Thousands except Per Share Amounts)
(Unaudited)



                                              Three Months Ended                  Six Months Ended
                                                   January 31,                        January 31,
                                                 1997          1998             1997              1998

Net Income                                    $      679    $    1,039        $     962        $     2,007

Weighted Average Common shares
   Outstanding                                     6,759         7,412            6,223              7,387

Common Share Equivalents Related to
   Options and Warrants                              188           204              220               171

Common Shares and Common Share
   Equivalents                                     6,947         7,616            6,443             7,558

Common Stock Price used under Treasury
   Stock Method                               $    10.17     $   10.56       $     9.87    $         9.50


Net Income per Common Share:
   Basic                                      $     0.10     $    0.14       $     0.15    $         0.27
   Diluted
                                              $     0.10     $    0.14       $     0.15    $         0.27







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